EXHIBIT 10.1

ABAXIS, INC.
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
for
CLINTON H. SEVERSON

This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into as of the 27th day of October, 2010 (the “Effective Date”), by and between Clinton H. Severson (“Executive”) and Abaxis, Inc., a California corporation (“Company”).  As of the Effective Date, this Agreement amends, restates and supersedes in its entirety the Employment Agreement by and between the Executive and the Company dated July 11, 2005 (“Prior Agreement”).

Whereas, the Company desires continue to employ Executive to provide personal services to the Company, and wishes to continue to provide Executive with certain compensation and benefits in return for his services in accordance with the terms of this Agreement from and after the Effective Date; and

Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits in accordance with the terms of this Agreement from and after the Effective Date;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	Employment by the Company.

1.1           Position.  Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer.  During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2           Duties and Location.  Executive shall serve in an executive capacity and shall perform such duties as are assigned to Executive from time to time, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (“Board”).  Executive’s primary office location shall be the Company’s headquarters located in Union City, California.  The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

1.3           Policies and Procedures.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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1.4           Board of Directors.  Executive has been previously appointed to the Company’s Board of Directors and as Chairman of the Board and Executive shall continue to serve in such capacities following the Effective Date.  Executive agrees that in the event Executive’s employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, Executive shall resign from all of Executive’s employment and board positions with the Company and any Company affiliates, including but not limited to Executive’s position as a member of the Company’s Board of Directors, simultaneously with the termination of Executive’s employment, unless otherwise requested by the remaining Board members.

2.	Compensation.

2.1           Base Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of $375,000, subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule (“Base Salary”).  The Base Salary shall be reviewed annually and may be adjusted as approved by the Compensation Committee.

2.2           Annual Target Bonus.   Each fiscal year Executive will be eligible to earn a bonus in accordance with the terms of the Company’s annual management incentive bonus program with a target bonus amount chosen by the Compensation Committee.  Such bonus will be based on the Company meeting or exceeding its targeted corporate objectives for the bonus year.  If earned, such bonus amounts will be paid in accordance with the terms of the Company’s annual management incentive bonus program.

2.3           Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally, including medical, dental, vision, disability, and other group health and welfare benefits.

2.4           Vacation.  Executive shall be entitled to up to six (6) weeks paid vacation annually.

2.5           Expense Reimbursement. Executive shall be entitled to the benefits afforded to other senior members of Company management under the Company’s business expense reimbursement policies.  To the extent applicable, any reimbursement benefits shall comply with the requirements of Treasury Regulations Section 1.409A-3(i)(1)(iv).

3.           Proprietary Information Obligations. As a condition of continued employment, Executive agrees to continue to abide by the terms of the confidentiality and proprietary rights agreement previously executed by Executive on May 10, 2010 (the “Proprietary Information and Inventions Agreement”).

4.	Outside Activities During Employment.

4.1           Exclusive Employment.  Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

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4.2           No Adverse Interests.  Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3           Noncompetition.  During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	Noninterference.

While employed by the Company, and for one (1) year immediately following the termination date, Executive agrees not to interfere with the business of the Company by:

(a)           soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity;

(b)           directly or indirectly soliciting the business of any customer of the Company which at the time of Executive’s employment termination, or during the year immediately prior thereto, was listed on the Company’s customer list, if such direct or indirect solicitation would involve the use or disclosure by Executive of the Company’s trade secrets; or

(c)           making any critical or disparaging remarks about the Company or any of its employees, directors or products to any person or entity.

6.             Indemnification. Nothing in this Agreement shall limit Executive’s right to be indemnified by the Company pursuant to the Indemnity Agreement between the Company and Executive dated December 10, 1991.

7.	Termination Of Employment.

7.1           At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

7.2           Termination Without Cause; Resignation for Good Reason.

(a)           The Company may terminate Executive’s employment with the Company at any time without Cause, upon notice to Executive.

(b)           In the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason, and subject to the requirement that Executive provide the Company with an effective Release no later than the Release Deadline (as such terms are defined and as further specified in Section 8), the Company shall provide Executive with the following severance benefits (the “Severance Benefits”):

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(i)           A lump sum cash payment equivalent to two (2) times the annual rate of Base Salary, as in effect on the date of termination, but not giving any effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason, payable within ten (10) days following the Release Deadline;

(ii)           A lump sum cash payment equivalent to two (2) times the greater of: (i) the target bonus amount in effect for the fiscal year that includes the termination, or (ii)  the target bonus amount in effect for the fiscal year that precedes the year of termination, payable within ten (10) days following the Release Deadline;

(iii)           Any unvested stock option, stock unit and any other equity awards for the Company common stock granted to Executive prior to the termination date shall immediately fully vest so that 100% of such equity awards are fully vested as of the date of termination, and Executive shall have until the earlier of the following dates to exercise any of Executive’s outstanding stock options: (i) the second anniversary of the employment termination date, or (ii) the expiration of the maximum term of the options.

(iv)           Assuming the Executive timely and accurately elects to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state equivalent, the Company shall reimburse the Executive for payment of the COBRA premiums for the Executive and his or her qualified beneficiaries until the earliest of (i) twenty-four (24) months following the termination date, or (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage.   For purposes of this Section, references to COBRA premiums shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan.  The monthly COBRA premium reimbursement amount will be paid to the Executive on the last day of each calendar month with respect to the premiums paid by the Executive in respect of such month; provided, however, that no such amounts will be paid prior to the Release Deadline, and within the ten (10) day period following the Release Deadline, the Company will pay in a lump sum the aggregate monthly amounts that would have been paid on or before such date had the payments not been delayed until the Release Deadline, with the balance paid thereafter in accordance with the original schedule.

(v)           Assuming the Executive timely and accurately elects to continue his life, disability, or other non-COBRA employee insurance benefits following termination and to the extent permitted by the terms of such insurance programs, the Company shall reimburse the Executive for payment of the applicable insurance premiums until the earliest of (i) twenty-four (24) months following the termination date, or (ii) the expiration of the Executive’s coverage under the terms of such insurance programs.  The monthly insurance premium reimbursement amount will be paid to the Executive on the last day of each calendar month with respect to the premiums paid by the Executive in respect of such month; provided, however, that no such amounts will be paid prior to the Release Deadline, and within the ten (10) day period following the Release Deadline, the Company will pay in a lump sum the aggregate monthly amounts that would have been paid on or before such date had the payments not been delayed until the Release Deadline, with the balance paid thereafter in accordance with the original schedule.

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All Severance Benefits payments are subject to any applicable payroll withholding and deduction, and notwithstanding any payment schedule indicated above, are subject to any delay in payment required by Section 7.6.

(c)           Notwithstanding anything to the contrary set forth herein, in no event shall Executive be entitled to Severance Benefits under this Agreement and severance benefits under the terms of the Executive Change of Control Severance Plan originally adopted by the Company on July 25, 2006, and as it may be amended from time to time (the “Executive Severance Plan”).  In the event that Executive becomes entitled to severance benefits under the terms of the Executive Severance Plan and such benefits are greater than the Severance Benefits provided under this Agreement, then Executive shall receive severance benefits under the Executive Severance Plan in lieu of, and not additional to, the Severance Benefits contemplated by this Agreement.  In the event that the severance benefits provided under the Executive Severance Plan are not greater than the Severance Benefits provided under this Agreement, then Executive shall only receive Severance Benefits under this Agreement and such benefits shall be in lieu of, and not additional to, any severance benefits under the Executive Severance Plan.

7.3	Termination for Cause.

(a)           The Company may terminate Executive’s employment with the Company at any time for Cause, determined in the Board’s discretion, upon notice to Executive.

(b)           “Cause” for termination shall mean:

(i)          Executive’s theft, dishonesty, or falsification of any employment or Company records,

(ii)         Executive’s improper disclosure of the Company’s confidential or proprietary information,

(iii)       Any intentional act by Executive which has a material detrimental effect on the Company’s reputation or business;

(iv)        Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; and

(v)          Any material breach of this Agreement by Executive, which breach is not cured within 10 days following written notice of such breach from the Company.

7.4	Resignation for Good Reason.

(a)           Executive may voluntarily terminate his employment for “Good Reason” by notifying the Board in writing, no later than ninety (90) days after the occurrence of one of the following events:

(i)          A diminution of Executive’s compensation, unless such diminution is consistent with and generally applicable to all the Company’s executive officers and is agreed to in writing by Executive;

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(ii)         A diminution of the Executive’s position, job responsibilities, duties, and/or status with the Company; or

(iii)        A Change of Control of the Company (as such term is defined in the Executive Severance Plan);

provided, however, that Executive’s termination shall only be for Good Reason if: (i) Executive’s notice to the Board indicates that Executive intends to terminate his employment for Good Reason no earlier than sixty (60) days from the date of such notice, and (ii) the Board has a period of not less than thirty (30) days to cure the Good Reason resignation triggering condition, (iii) the Good Reason resignation triggering condition is not cured within such applicable cure period, and (iv) Executive resigns within the thirty (30) day period following the expiration of the applicable cure period.

7.5	Voluntary or Mutual Termination; Death or Disability.

(a)           Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

(b)           In the event Executive voluntarily terminates his employment other than for “Good Reason”, he will not be entitled to Severance Benefits, pay in lieu of notice or any other such compensation.

(c)           In the event Executive’s employment is terminated at any time with Cause, or due to the Executive’s death or disability, he will not be entitled to the Severance Benefits, pay in lieu of notice or any other such compensation, except as required by law.

7.6           409A Compliance.  Notwithstanding anything to the contrary set forth herein, any Severance Benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the Release Deadline.  Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the Release Deadline, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date.

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The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

8.           Release.  As a condition of receipt of any Severance Benefits under Section 7.2 of this Agreement, Executive must provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit A (the “Release”), within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of employment, and permit such Release to become effective in accordance with its terms (such latest permitted date for effectiveness of the Release is the “Release Deadline”).  After such Release becomes fully effective within the applicable time period, the Company will promptly execute the Release and provide a copy of such fully executed Release to Executive.

9.	Cooperation with Company.

9.1           Cooperation Obligation.  During and after the term of Executive’s employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable.  In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 9 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to Executive under Section 7 becoming null and void.

9.2           Expenses and Fees.  The Company will reimburse Executive for reasonable out-of-pocket expenses (including attorneys’ fees) incurred by Executive as a result of his cooperation with the obligations described in Section 9.1, within ten (10) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Executive’s employment, the Company will also pay Executive a reasonable fee in the amount to be mutually agreed upon between the Company and Executive for the time Executive devotes to matters as requested by the Company under Section 9.1 (“the Fees”).  The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees.  Executive acknowledges that in cooperating in the manner described in Section 9.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees.  Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.

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9.3           Returning Company Property.  In the event of any termination of Executive’s employment hereunder, Executive shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its parent, subsidiary, successors or assigns (collectively, “Company Property”).  In the event that the Executive refuses to return such Company Property, he shall forfeit any and all right to any severance benefits that otherwise may be provided by this Agreement.

10.           Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in Palo Alto, California conducted by the American Arbitration Association (“AAA”), or its successors, under the then current rules of AAA for employment disputes; provided that the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Accordingly, the Executive and the Company hereby waive any right to a jury trial.  Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law.  The Company shall pay any AAA filing fee and shall pay the arbitrator’s fee.  Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Notwithstanding the foregoing, the Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.  In such action, the prevailing party shall be entitled to recover attorney’s fees and costs from the losing party.

11.	General Provisions.

11.1           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

11.2           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

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11.3           Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  Any waiver must be in writing to be enforceable.

11.4           Complete Agreement.  This Agreement and its Exhibits, the Proprietary Information and Inventions Agreement, the Indemnity Agreement, the Executive Severance Plan, and Executive’s stock option, stock unit, and other equity award agreements and the Company’s equity incentive plan constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Company and Executive, including but not limited to the Prior Agreement.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

11.5           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

11.6           Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.7           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

11.8           Survival. Executive’s duties under the Proprietary Information and Inventions Agreement, and Sections 3, 5 and 9, shall survive termination of his employment with the Company.

11.9           Remedies.  Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement, and Sections 3, 5 and 9 would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Company.

11.10           Attorneys’ Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the party successful in enforcing this Agreement shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

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11.11           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without giving effect to choice of law principles.

In Witness Whereof, the parties have executed this Agreement on the day and year first written above.

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Chief Financial Officer
Date:	October 28, 2010

Accepted and agreed this
28th day of October, 2010.

Clinton H. Severson, an Individual

/c/ Clinton H. Severson

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Exhibit A

RELEASE AGREEMENT

1.           General Release.  I, Clinton H. Severson, hereby generally and completely release Abaxis, Inc. (the “Company”) and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this release.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

2.           Exceptions.  I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.

3.           ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

4.           Company’s Release.   The Company hereby generally and completely releases Mr. Severson and his heirs, beneficiaries, executors, agents, and assigns of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Company signing this release; provided, however, that this Company release of Mr. Severson will not apply to any acts constituting criminal conduct, fraud, violation of the securities laws, breach of Mr. Severson’s Amended and Restated Executive Employment Agreement, breach of Mr. Severson’s Proprietary Information and Inventions Agreement or other claims that cannot be waived under applicable state or federal law.

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5.           Section 1542 Waiver.  In giving the releases herein, which include claims which may be unknown at present, the undersigned acknowledge that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

6.           The undersigned hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their releases of any unknown or unsuspected claims herein.

Agreed:

ABAXIS, INC.		Clinton H. Severson, an Individual
By:
[Name]
[Title]
Date:		Date:

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